                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                       PARAMETRIC TECHNOLOGY CORPORATION
               ------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


                       PARAMETRIC TECHNOLOGY CORPORATION
               ------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

    (5) Total fee paid:

        ________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:

        ________________________________________________________________________

    (3) Filing Party:

        ________________________________________________________________________

    (4) Date Filed:

        ________________________________________________________________________

                       PARAMETRIC TECHNOLOGY CORPORATION

                             128 TECHNOLOGY DRIVE
                               WALTHAM, MA 02453

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON FEBRUARY 11, 1999

  The Annual Meeting of Stockholders of Parametric Technology Corporation, a Massachusetts corporation (the "Company"), will be held at the offices of the Company, 128 Technology Drive, Waltham, MA 02453 on Thursday, February 11, 1999 at 9:00 a.m., local time, to consider and act upon the following matters:

    1. To elect two Class III directors to serve for the ensuing three years.

    2. To transact such other business as may be in furtherance of or incidental to the foregoing.

  Stockholders of record at the close of business on December 23, 1998 will be entitled to vote at the meeting or any adjournment thereof. The stock transfer books of the Company will remain open.

                                          By Order of the Board of Directors,

                                          DAVID R. FRIEDMAN, Clerk

Waltham, Massachusetts
January 12, 1999

  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                       PARAMETRIC TECHNOLOGY CORPORATION

                             128 TECHNOLOGY DRIVE
                               WALTHAM, MA 02453

            PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON FEBRUARY 11, 1999

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Parametric Technology Corporation, a Massachusetts corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on February 11, 1999 and at any adjournment of that meeting (the "Annual Meeting"). All proxies will be voted in accordance with the stockholders instructions contained therein. If no choice is specified, proxies will be voted in favor of the election of the nominees named in this Proxy Statement. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation and subsequently dated proxy to the Clerk of the Company or by revoking the proxy in writing and voting in person at the Annual Meeting.

  On December 23, 1998, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 267,378,173 shares of common stock of the Company (the "Common Stock"). Stockholders are entitled to one vote per share on all matters.

  The Company's Annual Report for the fiscal year ended September 30, 1998 is being mailed to stockholders with the mailing of this Notice and Proxy Statement on or about January 12, 1999.

VOTES REQUIRED

  The affirmative vote of the holders of a plurality of the shares of Common Stock represented and voting at the Annual Meeting is required for the election of directors.

  Shares of Common Stock represented in person or by proxy at the Annual Meeting (including shares which abstain from or do not vote with respect to one or more of the matters presented at the Annual Meeting and broker non-votes, as described below) will be tabulated by the inspectors of election appointed for the Annual Meeting and will determine whether or not a quorum is present. If a broker holding stock in "street name" indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and voting at the Annual Meeting with respect to the matter (a "broker non-vote"). Neither an abstention nor a broker non-vote will be treated as voting on a matter requiring a plurality of the shares represented and voting. Accordingly, abstentions and broker non-votes have no effect on the voting for the election of directors.

PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information, as of October 31, 1998, with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock based upon information provided to the Company; (ii) each director and nominee for director; (iii) each executive officer named in the Summary Compensation Table; and (iv) all directors and executive officers of the Company as a group.

                                                    NUMBER OF
                                                      SHARES     PERCENTAGE OF
                                                   BENEFICIALLY   COMMON STOCK
                                                  OWNED(1)(2)(3) OUTSTANDING(4)
                                                  -------------- --------------
Putnam Investments, Inc.(5)......................   24,277,548        9.0%
 One Post Office Square
 Boston, MA 02109
Oak Associates, ltd.(6)..........................   14,724,000        5.5%
 3875 Embassy Parkway
 Akron, OH 44333
Michael E. Porter................................      255,500          *
Oscar B. Marx, III(7)............................      135,600          *
Noel G. Posternak................................       47,500          *
Robert N. Goldman................................       27,500          *
Donald K. Grierson...............................       17,500          *
Steven C. Walske(8)..............................    2,364,000          *
C. Richard Harrison(9)...........................    2,261,529          *
Edwin J. Gillis..................................      635,479          *
John D. McMahon..................................      256,465          *
Barry Cohen......................................       41,051          *
All directors, nominees for director, and
 executive officers as a group
 (12 persons) (10)...............................    5,982,663        2.2%

--------
  * Less than 1% of outstanding shares of Common Stock.
 (1) The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, each stockholder referred to above has sole voting and investment power with respect to the shares listed.
 (2) The amounts listed include the following shares of Common Stock that may be acquired on or prior to December 30, 1998 through the exercise of options: Mr. Porter, 235,500 shares; Mr. Marx, 127,500 shares; Mr. Posternak, 47,500 shares; Mr. Goldman, 27,500 shares; Mr. Grierson, 7,500 shares; Mr. Walske, 1,090,000 shares; Mr. Harrison, 1,884,740 shares; Mr. Gillis, 626,000 shares; Mr. McMahon, 254,008 shares; Mr. Cohen, 41,051 shares; and all directors and executive officers as a group, 4,274,937 shares.
 (3) All amounts shown in this Proxy Statement are adjusted to reflect the one-for-one stock dividend declared by the Company on February 12, 1998 which became effective March 6, 1998.
 (4) For purposes of determining the percentage of Common Stock outstanding, the number of shares deemed outstanding is 269,423,460 shares outstanding as of October 31, 1998 and any shares subject to options held by the person or entity in question that are exercisable on or prior to December 30, 1998.
 (5) Putnam Investments, Inc. ("PI") has filed a Securities and Exchange Commission Schedule 13G reporting the above stock ownership as of January 26, 1998, a copy of which has been sent to the Company. Stock reported as being beneficially owned by PI consists of stock held in client accounts of subsidiaries of PI that are registered investment advisors. PI and its subsidiaries share voting power with respect to 2,320,720 shares and share investment power with respect to 24,277,548 shares. PI expressly disclaims beneficial ownership of all such stock.
 (6) Oak Associates, ltd. ("Oak") has filed a Securities and Exchange Commission Schedule 13G reporting the above stock ownership as of February 10, 1998, a copy of which has been sent to the Company. Oak is a registered investment advisor, in which capacity it has sole voting power and shared dispositive power over 14,724,000 shares.
 (7) 8,000 shares are held by the O.B. Marx, III Revocable Trust. 100 shares are custodial shares held by Mr. Marx's spouse for a minor relative.
 (8) 25,000 shares are held by a foundation over which Mr. Walske is co-trustee with shared voting and investment powers. Mr. Walske disclaims beneficial ownership of these shares.
 (9) 9,160 shares are held jointly by Mr. Harrison and his spouse.
(10) Excludes shares beneficially owned by Mr. McMahon, who ceased being an executive officer as of October 1, 1998.

ELECTION OF DIRECTORS

  The Company's Board of Directors is divided into three classes with staggered three-year terms. There are currently three Class I directors, two Class II directors, and two Class III directors, whose terms expire, respectively, at the 2000, 2001, and 1999 Annual Meetings of Stockholders (in all cases subject to the election and qualification of their successors and to their earlier death, resignation, or removal). At each Annual Meeting of Stockholders, directors are elected for a term of three years to succeed those directors whose terms then expire. The two Class III directors elected at the 1999 Annual Meeting of Stockholders will be elected to serve until the 2002 Annual Meeting of Stockholders (subject to the election and qualification of their successors and to their earlier death, resignation, or removal).

  THE PERSONS NAMED IN THE ENCLOSED PROXY WILL VOTE TO ELECT C. RICHARD HARRISON AND ROBERT N. GOLDMAN AS CLASS III DIRECTORS, UNLESS AUTHORITY TO VOTE FOR THE ELECTION OF EITHER OF THE NOMINEES IS WITHHELD BY MARKING THE PROXY TO THAT EFFECT. Each of the nominees is currently a Class III director of the Company.

  Each of the nominees has indicated his willingness to serve, if elected; however, if any nominee should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by the Board of Directors.

  The table on the following page sets forth, for each nominee as a Class III director and for each director of the Company whose term continues after the Annual Meeting, his name and age, his positions and offices with the Company, his principal occupations and business experience for the past five years, the names of other publicly-held companies of which he is a director, the year his services as a director of the Company began, and the year his term as a director of the Company will expire.

               NAME, AGE, PRINCIPAL OCCUPATION,                DIRECTOR  TERM
            BUSINESS EXPERIENCE AND DIRECTORSHIPS               SINCE   EXPIRES
            -------------------------------------              -------- -------
NOMINEES FOR CLASS III DIRECTORS:
C. Richard Harrison, age 43...................................   1994    1999
 President and Chief Operating Officer of the Company since
 August 1994; Senior Vice President of Sales and Distribution
 of the Company from September 1991 to August 1994.
Robert N. Goldman, age 49.....................................   1991    1999
 Chief Executive Officer and President of Object Design, Inc.,
 a software developer, since November 1995; Chairman of the
 Board of Trinzic Corporation, a software developer, from June
 1986 to August 1995; director of Citrix Systems, Inc., Object
 Design, Inc., and SystemSoft Corporation.
CONTINUING DIRECTORS:
                      CLASS I DIRECTORS
Donald K. Grierson, age 64....................................   1987    2000
 Chief Executive Officer and President of ABB Vetco Gray,
 Inc., an oil services business, since May 1991; director of
 Alpha Technologies Group, Inc.
Oscar B. Marx, III, age 60....................................   1995    2000
 Chief Executive Officer and President of TMW Enterprises
 Inc., an auto parts business, since July 1995; Chief
 Executive Officer and President of Electro-Wire Products,
 Inc., an electrical distribution company, from June 1994 to
 July 1995; Vice President--Automotive Components Group of
 Ford Motor Company from January 1988 to June 1994; director of Smtek International, Inc. and Tesma International Inc.
Noel G. Posternak, age 62.....................................   1989    2000
 Senior Partner in the law firm of Posternak, Blankstein &
 Lund, L.L.P. since 1980.
                      CLASS II DIRECTORS
Michael E. Porter, age 51.....................................   1995    2001
 Professor at Harvard Business School since 1973; director of
 Alpha-Beta Technology, Inc., R&B Falcon Corporation, and
 ThermoQuest Corporation
Steven C. Walske, age 46......................................   1986    2001
 Chairman of the Board of Directors of the Company since
 August 1994; Chief Executive Officer of the Company since
 December 1986; President of the Company from December 1986 to
 August 1994; director of Object Design, Inc., Synopsys, Inc., and VideoServer, Inc.

BOARD AND COMMITTEE MEETINGS

  The Board of Directors held ten meetings during the fiscal year ended September 30, 1998. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of other meetings held by all committees of the Board of Directors on which he then served.

  The Board of Directors has an Audit Committee which meets with the Company's independent accountants and reports on such meetings to the Company's Board of Directors. The Audit Committee reviews the performance of the independent accountants in the annual audit and in assignments unrelated to the audit, reviews fees of the independent accountants, discusses the Company's internal accounting control policies and procedures, and considers and recommends the selection of the Company's independent accountants. The Audit Committee met six times during the fiscal year ended September 30, 1998. The fiscal 1998 Audit Committee members were Messrs. Marx, Porter (Chairman), and Posternak.

  The Board of Directors has a Compensation Committee which provides recommendations to the Board of Directors regarding executive and employee compensation and administers the Company's bonus programs, the Company's 1987 Incentive Stock Option Plan, the 1997 Incentive Stock Option Plan (the "ISO Plan"), the 1997 Nonstatutory Stock Option Plan (the "NSO Plan"), and the 1991 Employee Stock Purchase Plan. The Compensation Committee met once during the fiscal year ended September 30, 1998. The fiscal 1998 Compensation Committee members were Messrs. Goldman (Chairman) and Grierson. In fiscal 1998, Messrs. Goldman (Chairman) and Grierson also constituted the Officers' Stock Option Committee, which grants stock options under the ISO Plan to employee directors and officers subject to Section 16 (collectively "Section 16 Officers") of the Securities Exchange Act of 1934, as amended. The Officers' Stock Option Committee met twice during the fiscal year ended September 30, 1998.

DIRECTOR COMPENSATION

  During the fiscal year ended September 30, 1998, directors who were not employees of the Company received the following directors fees in consideration of their services as directors of the Company: an annual retainer in the amount of $10,000 and $2,000 per meeting of the Board of Directors attended, as well as reimbursement of travel expenses. Members of the Audit Committee of the Board of Directors received a fee of $1,000 per meeting of the Audit Committee attended. Members of the Compensation Committee of the Board of Directors received a fee of $1,000 per meeting of the Compensation Committee attended. Directors who are also employees of the Company do not receive any compensation for their services as directors of the Company.

  Under the Company's 1996 Director Stock Option Plan (the "1996 Director Plan"), which superseded the 1992 Director Stock Option Plan, non-qualified stock options to purchase 40,000 shares of Common Stock are automatically granted to each outside director at the time of initial election to the Board of Directors at an annual meeting or otherwise. In addition, immediately following the Annual Meeting of Stockholders each year, each outside director continuing in office will automatically be granted options to purchase 10,000 shares of Common Stock. Accordingly, options to purchase 10,000 shares of Common Stock were automatically granted to Messrs. Goldman, Grierson, Marx, Porter, and Posternak on February 12, 1998. The options become exercisable in four equal annual installments commencing one year following the date of grant, but only if the option holder is a director on that anniversary date. Options have a term of ten years and an exercise price equal to the fair market value of the Common Stock on the grant date, which will be the closing price of the Common Stock as reported by the Nasdaq Stock Market on the date of grant.

                      COMPENSATION OF EXECUTIVE OFFICERS

  The following table provides certain information for the fiscal years ended September 30, 1998, 1997, and 1996 concerning compensation paid to or accrued for the Company's Chief Executive Officer and the other four most highly compensated executive officers who were serving as executive officers of the Company on September 30, 1998 and whose salary and bonus for fiscal year 1998 exceeded $100,000.

                          SUMMARY COMPENSATION TABLE

                                                            LONG-TERM
                                                          COMPENSATION
                                 ANNUAL COMPENSATION         AWARDS
                               ------------------------ -----------------
NAME AND PRINCIPAL                                      SHARES UNDERLYING     ALL OTHER
POSITION                  YEAR SALARY($)(1) BONUS($)(2)   OPTIONS(#)(3)   COMPENSATION($)(4)
------------------        ---- ------------ ----------- ----------------- ------------------
Steven C. Walske........  1998   345,000             0      1,000,000           5,000
Chairman of the Board of
 Directors and            1997   345,000       385,000      1,200,000           4,750
Chief Executive Officer   1996   330,000       700,000        600,000           3,167

C. Richard Harrison.....  1998   345,000             0      1,000,000           5,000
President and Chief
 Operating Officer        1997   290,000       385,000      1,200,000           4,750
                          1996   275,000       700,000        600,000           3,167

Edwin J. Gillis.........  1998   250,000       150,000        400,000           5,000
Executive Vice
 President, Chief         1997   250,000       225,000        400,000           4,750
Financial Officer, and
 Treasurer                1996   250,000       300,000        300,000           3,167

Barry Cohen(5)..........  1998   179,500     1,203,117        420,000               0
Executive Vice
 President, Marketing

John D. McMahon(6)......  1998    60,000       403,660        400,000           2,769
Executive Vice
 President, World         1997    53,923       326,025        400,000           2,500
Wide Sales                1996    50,000       264,452        222,000           2,500

--------
(1) Salary includes amounts deferred pursuant to the Parametric Technology Corporation 401(k) Savings Plan.

(2) Amounts shown for fiscal years 1996 and 1997, except for those relating to Mr. McMahon, are the awards made under the Company's incentive plans, which amounts are earned and accrued during the fiscal years indicated and paid subsequent to the end of each fiscal year. All amounts shown for Mr. McMahon, who was not a participant in the incentive plans, are comprised of sales commissions based on revenue. The bonus paid to Mr. Cohen in fiscal 1998 includes $1,103,117 that was paid in connection with his severance arrangement with Computervision Corporation following the Company's merger with Computervision Corporation in January 1998.

(3) Amounts shown for the fiscal year ended September 30, 1996 include stock options granted on October 2, 1996, which are correspondingly not included in fiscal 1997 figures.

(4) Amounts shown are the Company's matching contributions made under the Parametric Technology Corporation 401(k) Savings Plan.

(5) Mr. Cohen joined the Company on January 12, 1998.

(6) Mr. McMahon resigned his position as Executive Vice President, Worldwide Sales effective October 1, 1998 and resigned from employment with the Company effective November 1, 1998.

FISCAL YEAR 1998 STOCK OPTION GRANTS

  The following table provides information regarding options granted under the Company's stock option plans for the fiscal year ended September 30, 1998 to the executive officers named in the Summary Compensation Table.

                                                                                 POTENTIAL REALIZABLE
                                                                                   VALUE AT ASSUMED
                                                                                        ANNUAL
                                                                                 RATES OF STOCK PRICE
                                                                                   APPRECIATION FOR
                                            INDIVIDUAL GRANTS                       OPTION TERM(3)
                         ------------------------------------------------------- --------------------
                                            PERCENTAGE
                                             OF TOTAL
                                              OPTIONS
                                            GRANTED TO
                          NUMBER OF SHARES   EMPLOYEES    EXERCISE
                         UNDERLYING OPTIONS FOR FISCAL      PRICE     EXPIRATION
          NAME             GRANTED(#)(1)    YEAR (%)(2) PER SHARE ($)    DATE    5% ($)(4) 10% ($)(4)
          ----           ------------------ ----------- ------------- ---------- --------- ----------
Steven C. Walske........     1,000,000         2.49        9.9375      9/10/08   6,249,640 15,837,816
C. Richard Harrison.....     1,000,000         2.49        9.9375      9/10/08   6,249,640 15,837,816
Edwin J. Gillis.........       400,000         1.00        9.9375      9/10/08   2,499,856  6,335,126
Barry Cohen.............       300,000          .75        23.375      1/12/08   4,410,124 11,176,119
                               120,000          .30        9.9375      9/10/08     749,957  1,900,538
John D. McMahon.........       400,000         1.00        9.9375      9/10/08   2,499,856  6,335,126

--------
(1) All options granted to the named executive officers are exercisable in four equal annual installments, commencing one year after the date of grant. The exercise price of each option is at least 100% of the fair market value of the Common Stock on the date the option was granted. The exercise price may be paid in cash or, subject to certain limitations for shares previously acquired upon exercise of options, in shares of Common Stock, or in a combination of cash and shares. Pursuant to employment agreements, the options held by the named executive officers become exercisable in full upon a "change in control" of the Company (as described under the section entitled "Employment Agreements") or, for Messrs. Walske and Harrison only, upon the individuals death or disability, and the options held by Messrs. Walske and Harrison become exercisable for the number of shares for which they would have been exercisable had the optionees employment continued for an additional year after the termination of the optionees employment without "cause" or after a "change in status."
(2) For the fiscal year ended September 30, 1998, the Company granted options under the ISO Plan and NSO Plan to its employees and consultants to purchase a total of 40,140,339 shares of Common Stock and canceled options to purchase 23,960,063 shares of Common Stock.
(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% appreciation rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the Common Stock. No gain to the optionees is possible without an increase in the price of the Common Stock, which will benefit all stockholders proportionately.
(4) In order to realize the potential values over the ten year option term set forth in the 5% and 10% columns of this table, the per share price of the Common Stock at the end of the option term would be as follows:

                                                                          PERCENTAGE
                                              PRICES AT:                 INCREASES AT:
      DATE OF       EXERCISE PRICE         ------------------------     -----------------------
       GRANT        PER SHARE ($)          5%($)         10%($)          5%            10%
      -------       --------------         -----         ------         -----         -----
      1/12/98           23.375             38.08         60.63             63           159
      9/10/98           9.9375             16.19         25.78             63           159

  AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1998 AND FISCAL YEAR-END OPTION
                                    VALUES

  The following table sets forth information regarding stock options exercised by the named executive officers during fiscal 1998 and the value of in-the-money unexercised options held by them as of September 30, 1998.

                                                             NUMBER OF SHARES        VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                                                           OPTIONS AT FY-END (#)       AT FY-END ($)(2)
                         SHARES ACQUIRED      VALUE      ------------------------- -------------------------
          NAME           ON EXERCISE (#) REALIZED ($)(1) EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
          ----           --------------- --------------- ------------------------- -------------------------
Steven C. Walske........     160,000        3,102,368            1,040,000/                  190,527/
                                                                 2,550,000                   125,000
C. Richard Harrison.....      42,660          121,380            1,834,740/                1,498,084/
                                                                 2,550,000                   125,000
Edwin J. Gillis.........           0                0              601,000/                        0/
                                                                 1,025,000                    50,000
Barry Cohen.............      20,000          317,159               37,587/                        0/
                                                                   442,085                    15,000
John D. McMahon.........           0                0              365,836/                  400,968/
                                                                   862,500                    51,500

--------
(1) Market value of the underlying shares on the date of exercise less the option exercise price.
(2) Market value of shares covered by in-the-money options on September 30, 1998 less the option exercise price. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.

REPORT OF THE COMPENSATION COMMITTEE

  The Compensation Committee of the Board of Directors consists of two outside directors. The two outside directors also serve as the Officers' Stock Option Committee to grant stock options to Section 16 Officers. The compensation for the Company's executive officers is set by the Board of Directors, after consideration of the Compensation Committee's recommendations.

 Executive Compensation Programs

  The Company's executive compensation programs, which contain no special perquisites, consist of three principal elements: base salary, cash bonus, and stock options. The Company's objective is to emphasize incentive compensation in the form of bonuses and stock option grants, rather than base salary. The Board of Directors sets the annual base salary for executives after consideration of the recommendations of the Compensation Committee. Prior to making its recommendations, the Compensation Committee reviews historical compensation levels of the executives, evaluates past performance, and assesses expected future contributions of the executives. In making the determinations regarding base salaries, the Company considers generally available information regarding salaries prevailing in the industry but does not tie salaries to any particular indices.

  The Company maintains incentive plans ("IPs") under which executive officers (including the Chief Executive Officer), other than the officers participating in sales activities, are paid cash bonuses subsequent to the end of each fiscal year. The executive officers who do not participate in the IPs are paid a commission based on revenue. The bonuses under the IPs are dependent primarily on the achievement by the Company of certain financial targets established by the Board of Directors prior to the start of each fiscal year.

  The IPs for fiscal 1998 set forth several performance factors including, for each participating officer, earnings per share and revenue. Because the Company's earnings per share did not reach the target for the year, the executives were not eligible to receive a cash bonus under the Company's IPs in 1998. The Compensation

Committee awarded Messrs. Cohen and Gillis non-IP bonuses for fiscal 1998 in order to acknowledge or reward them for their significant contributions to the Company in 1998 and to bring their total compensation more in line with that of their peers in the industry.

  Total compensation for executive officers also includes long-term incentives offered by stock options, which are generally provided through initial stock option grants at the date of hire and periodic additional stock option grants. Stock options are instrumental in promoting the alignment of long-term interests between the Company's executive officers and stockholders due to the fact that executives realize gains only if the stock price increases over the fair market value at the date of grant and the executives exercise their options. In determining the amount of such grants, the Officers' Stock Option Committee considered the contributions of each executive to the overall success of the Company in fiscal 1998, the responsibilities to be assumed in the upcoming fiscal year, appropriate incentives for the promotion of the long-term growth of the Company, and grants to other executives in the industry holding comparable positions as well as the executive's position within the Company. It has been the Company's practice to fix the exercise price of options, which generally become exercisable in equal annual installments over a period of four years commencing one year after the date of grant, at 100% of the fair market value on the date of grant. Therefore, the long-term value realized by executives through option exercises can be directly linked to the enhancement of stockholder value.

 Compensation Deductibility

  Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), imposes a limit on tax deductions for annual compensation in excess of one million dollars paid by a corporation to its chief executive officer and the other four most highly compensated executive officers of the corporation. This provision excludes certain forms of "performance based compensation," including options granted under the ISO Plan, from the compensation taken into account for the purposes of that limit. The Compensation Committee believes that, although it is desirable for executive compensation to be tax deductible whenever in the Committee's judgment that would be consistent with the objectives pursuant to which the particular compensation is paid, the Company should compensate its executive officers fairly in accordance with the guidelines discussed in this report and not be unduly limited by the anticipated tax treatment. Accordingly, the total compensation paid to an executive officer in any year may exceed the amount that is deductible. The Compensation Committee will continue to assess the impact of Section 162(m) of the Code on its compensation practices and determine what further action, if any, is appropriate.

 Chief Executive Officer Compensation

  Mr. Walske's performance was evaluated, and his compensation determined, in accordance with the factors described above applicable to executive officers generally. For the fiscal year ended September 30, 1998, Mr. Walske's base salary remained unchanged from fiscal 1997. Mr. Walske did not earn a cash bonus in fiscal 1998 because the Company's earnings per share did not reach the target set for the year.

  For the fiscal year ended September 30, 1998, the Officers' Stock Option Committee granted Mr. Walske options to purchase 1,000,000 shares of Common Stock. In addition to the factors applicable to executive officers generally described above, the amount of the grant reflected Mr. Walske's overall contribution to the Company during fiscal 1998 in positioning the Company for future growth and the significant contributions that the Company anticipates he will make in the future.

                                          Compensation Committee

                                          Robert N. Goldman, Chairman
                                          Donald K. Grierson

STOCK PERFORMANCE GRAPH

  The Stock Performance Graph set forth below compares the cumulative stockholder return on the Common Stock of the Company from September 30, 1993 to September 30, 1998, with the cumulative total return of the Nasdaq (U.S. Companies) Index and the Nasdaq Computer & Data Processing Index over the same period. The Stock Performance Graph assumes that the value of the investment in the Common Stock and each of the comparison groups was $100 on September 30, 1993 and assumes the reinvestment of dividends. The Company has never declared a dividend on the Common Stock. The stock price performance depicted in the graph below is not necessarily indicative of future price performance.

       COMPARISON OF CUMULATIVE TOTAL RETURN AMONG PARAMETRIC TECHNOLOGY
        CORPORATION, NASDAQ (U.S. COMPANIES) INDEX AND NASDAQ COMPUTER
                           AND DATA PROCESSING INDEX

                             [PERFORMANCE GRAPH]

                                           9/30/93   9/30/94   9/30/95   9/30/96   9/30/97   9/30/98
                                           -------   -------   -------   -------   -------   -------
Parametric Technology Corporation           $100      $ 82      $152      $488      $436      $398
Nasdaq (U.S. Companies) Index                100       101       139       165       227       232
Nasdaq Computer & Data Processing Index      100       111       178       221       299       390

CERTAIN BUSINESS RELATIONSHIPS

  On July 20, 1998, Michael E. Porter entered into a consulting arrangement with the Company whereby Mr. Porter will aid in the development of and participate in a series of executive management seminars to be sponsored by the Company. For these services, Mr. Porter received an option to purchase 30,000 shares of the Company's Common Stock at a price of $14.56 per share, the fair market value of the Common Stock on the date of grant. The option becomes exercisable as to 6,000 shares on each of October 20, 1998, January 20, 1999, April 20, 1999, July 20, 1999 and October 20, 1999.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Noel G. Posternak is a Senior Partner in the law firm of Posternak, Blankstein & Lund, L.L.P., which firm has provided legal services to the Company during the last fiscal year.

  Robert N. Goldman (Chairman) and Donald K. Grierson constitute both the current Compensation Committee and Officers' Stock Option Committee of the Board of Directors. Steven C. Walske, the Company's Chairman and Chief Executive Officer, serves on the Board of Directors of Object Design, Inc., a software development company whose Chief Executive Officer and President is Robert N. Goldman.

EMPLOYMENT AGREEMENTS

 Agreement with Mr. Walske

  The Company has entered into an agreement with Mr. Walske which provides for certain benefits for him in the event of a termination of his employment under certain circumstances and upon the occurrence of certain events. Under the agreement, in the event the Company elects to terminate Mr. Walske's employment (other than for "cause," as defined in the agreement), or effects a "change in status" of Mr. Walske (which, as defined in the agreement, includes a diminution in title, responsibilities, or compensation), Mr. Walske shall be entitled to receive (i) during the six-month period following such an event (or until such earlier date as he commences employment with another company), a salary at a rate equal to two times the highest annual salary (excluding bonuses) received by him in the prior six months and (ii) provided he remains employed with the Company for such six-month period, a bonus equal to Mr. Walske's most recent fiscal year-end bonus. The agreement also provides that the outstanding options held by Mr. Walske under the Company's option plans shall become exercisable (i) in full upon a "change in control" of the Company, which in general includes (a) any person becoming the beneficial owner of 50% or more of the voting power of the Company, (b) a change in a majority of the Company's directors, or (c) the approval by the stockholders of a merger or consolidation in which the Company's stockholders do not have majority voting power of the surviving entity, a liquidation of the Company, or a sale or disposition of all or substantially all of the Company's assets, or upon the death or disability of Mr. Walske and (ii) for such number of shares of Common Stock for which they would have otherwise become exercisable had Mr. Walskes employment continued for one year following a termination of his employment without "cause" or a "change in status" of Mr. Walske.

 Agreement with Mr. Harrison

  The Company has entered into an agreement with Mr. Harrison which provides for certain benefits for him in the event of a termination of his employment under certain circumstances and upon the occurrence of certain events. The benefits provided under this agreement are substantially similar to those provided to Mr. Walske discussed above under this section except for the following: in the event the Company elects to terminate the employment of Mr. Harrison without "cause," or effects a "change in status" of Mr. Harrison, there is no provision for a bonus to be paid to Mr. Harrison.

 Agreements with Messrs. Cohen, Gillis, and McMahon

  The Company has entered into agreements with Messrs. Cohen and Gillis, which provide that (i) in the event the Company terminates the employment of the officer without "cause," he is entitled to receive, during the six-month period following notice of termination (or until such earlier date as he commences employment with another company) a salary at a rate equal to the highest annual salary (excluding bonuses) received by him in the prior six months and (ii) in the event of a change in control of the Company, the outstanding options held by the officer under the Company's option plans shall become exercisable in full. The Company also had such an agreement with Mr. McMahon which was not triggered by his resignation and is no longer in effect.

                INFORMATION CONCERNING INDEPENDENT ACCOUNTANTS

  The Board of Directors has appointed the firm of PricewaterhouseCoopers LLP to serve as the Company's independent accountants for the fiscal year ending September 30, 1999.

  Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

  While the Notice of Meeting calls for transaction of such other business as may be in furtherance of, or incidental to, the matters described in the Notice, the Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

  All costs of solicitation of proxies will be borne by the Company. The Company's directors, officers, and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph, and personal interviews. Brokers, custodians, and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

  Proposals of stockholders intended to be presented at the 2000 Annual Meeting of Stockholders must be received by the Company at its principal office in Waltham, Massachusetts not later than September 17, 1999 for inclusion in the proxy statement for that meeting. In order to curtail controversy as to the date on which a proposal was received by the Company, proponents should submit their proposals by Certified Mail-Return Receipt Requested. Proxies may confer discretionary authority to vote on any matter of which the Company receives notice after November 29, 1999, without the matter being described in the proxy statement.

                                          By Order of the Board of Directors,

                                          DAVID R. FRIEDMAN, Clerk

January 12, 1999

  THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                       PARAMETRIC TECHNOLOGY CORPORATION

                 PROXY FOR 1999 ANNUAL MEETING OF STOCKHOLDERS

                               FEBRUARY 11, 1999

  The undersigned, having received notice of and the Proxy Statement relating to the 1999 Annual Meeting of Stockholders to be held on February 11, 1999, at 9:00 a.m. at 128 Technology Drive, Waltham, MA 02453, and revoking all prior proxies, hereby appoint(s) Edwin J. Gillis and David R. Friedman, and each of them acting singly, with full power of substitution, as proxies to represent and vote on behalf of the undersigned, as designated below, all shares of common stock, $.01 par value per share, of Parametric Technology Corporation (the "Company") which the undersigned would be entitled to vote if personally present at the 1999 Annual Meeting of Stockholders and any adjournment or adjournments thereof (the "Annual Meeting"). IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

                        (TO BE SIGNED ON REVERSE SIDE)

                                                   SEE REVERSE SIDE

[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.

                             FOR           WITHHELD
Election of directors        [ ]              [ ]

NOMINEES: C. Richard Harrison and Robert N. Goldman

For, except vote withheld from the following nominee:

-------------------------------------------------------------------------------


                     This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. IF A CHOICE IS NOT SPECIFIED WITH RESPECT TO THE ABOVE PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL. Attendance of the undersigned at the Annual Meeting will not be deemed to revoke this Proxy unless the undersigned shall revoke this Proxy in writing and shall vote in person at the Annual Meeting.

                     EACH STOCKHOLDER SHOULD SIGN THIS PROXY PROMPTLY AND RETURN IT IN THE ENCLOSED ENVELOPE. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.



SIGNATURE(S) _______________________________________ DATE ______________________

NOTE: Please sign name(s) exactly as appearing on your stock certificate. If shares are held jointly, each joint owner should personally sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.